Exhibit 5.1

July 30, 2007

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, California 94547

Re:	Bio-Rad Laboratories, Inc. Class A and Class B Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), which Bio-Rad Laboratories, Inc. (the “Company”) intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 826,000 shares of the Company’s common stock, including 620,000 shares of Class A Common Stock and 206,000 shares of Class B Common Stock, each par value $0.0001 per share (collectively, the “Shares”), in connection with the 2007 Incentive Award Plan of the Company (the “Plan”). I am familiar with the Plan. I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” contained in Part II of the Registration Statement.

Very truly yours,

/s/ Sanford S. Wadler
Sanford S. Wadler
Vice President, General Counsel and Secretary